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                                                                    EXHIBIT 99.2

                      PRESS RELEASE - FOR IMMEDIATE RELEASE

                CMI ASKS COURT TO DISMISS INVOLUNTARY BANKRUPTCY

                                   MAY 8, 2001

         Columbia, South Carolina, May 8, 2001 - CMI Industries, Inc. announced today that it has filed a motion in the United States Bankruptcy Court for the District of Delaware requesting dismissal of the involuntary petition filed against the Company under the Bankruptcy Code late last week by certain holders of the Company's 9 1/2% Senior Subordinated Notes. The motion states that the involuntary petition should be dismissed because the Indenture which sets forth the rights between the parties prohibits the petitioning creditors from filing an involuntary petition against the Company. Other reasons for dismissal of the involuntary petition are because the petitioning creditors have filed the involuntary petition in bad faith, their claims are subject to a bona fide dispute making the claims ineligible claims for an involuntary petition filing, the Company is generally paying it debts as they come due, and dismissal is in the best interest of both the creditors and the Company. According to the motion, on the date of the filing of the involuntary petition, the Company was current with its unsecured creditors, owed nothing on its bank line of credit, had $12,000,000 in borrowing capacity under that line of credit, and had significant unencumbered assets and $500,000 in readily available cash investments. The Company intends to continue to operate in the ordinary course and to work to achieve its strategic objectives, and the Company is implementing a plan to do so.

         Said Joseph L. Gorga, President of the Company, regarding the actions of the petitioning creditors: "We were shocked and disappointed by this precipitous action taken by these bondholders while we were considering a counterproposal from them which we received at a meeting less than 24 hours earlier. We had a very cordial meeting on Wednesday and they gave us no indication that they would take such a drastic action."

         Under the bankruptcy laws, CMI has full authority to continue to operate its business and to carry out its other business plans without court supervision unless and until a court hearing is resolved adverse to the Company. The Company has requested that the hearing be held as soon as possible but no hearing date has been established. Representatives of the petitioning bondholders continue to discuss with the Company the basis for dismissing the petition and a cooperative approach to restructuring the Company's debt structure outside of bankruptcy. Said Gorga, "We have the resources to and will continue to service our customers and to deal with our business partners in the ordinary course as we have in the past while we work to resolve this matter. While we anticipate that the bankruptcy court will find in our favor and dismiss the involuntary petition, in the event an order for relief under the bankruptcy code is issued, our business partners and vendors should be aware that any credit extended to the Company during this gap period will be considered a priority claim. During this period, as a result of the involuntary petition, the Company may be required to review and possibly accelerate its long-term objectives and restructuring plans.


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         In addition, as previously announced, the Company and its senior secured bank lender filed an emergency motion in the Bankruptcy Court seeking declaratory relief that the Company may continue to utilize the borrowing capacity that, but for the bondholder's action, the Company would enjoy under its existing senior secured bank facility. At present, that borrowing capacity under the existing senior secured bank facility would allow additional borrowings of approximately $12 million.

         CMI Industries, Inc., and its subsidiaries manufacture textile products that serve a variety of markets, including the home furnishings, woven apparel, elasticized knit apparel and industrial/medical markets. Headquartered in Columbia, South Carolina, the Company operates manufacturing facilities in Clarkesville, Georgia; Clinton, South Carolina; Greensboro, North Carolina; and Stuart, Virginia. The Company had net sales from continuing operations of $194.7 million in 2000.

         This press release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity, the success of the Company's overall business strategy, the Company's relationships with its principal customers and suppliers, the demand for textile products, the cost and availability of raw materials and labor, the level of the Company's indebtedness and the exposure to interest rate fluctuations, governmental legislation and regulatory changes, and the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, restrictions on the Company's business and operations imposed by the Company's lenders and the court processes, and the Company's ability to operate under current industry conditions.

         For further information, contact James A. Ovenden, Executive Vice President and Chief Financial Officer at 803-771-4434.